Exhibit 21.1

Subsidiaries of the Registrant

The Four Rivers BioEnergy Company Inc. – Kentucky

Four Rivers STT Technology, Inc. - Kentucky

Four Rivers STT Trading Company, Inc. - Kentucky

Four Rivers Real Estate, Inc. - Kentucky

The Four Rivers Bioethanol Company Limited – United Kingdom

BF Group Holdings Limited – United Kingdom